SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2006
Webster Financial Corporation.

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut		06702

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (203) 465-4364

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          In connection with the retirement of William J. Healy discussed in Item 5.02 below, the Board of Directors of Webster Financial Corporation (the “Company”) has agreed to the following actions: (i) all outstanding stock options held by Mr. Healy which are unvested and in-the-money as of August 25, 2006 will become vested; (ii) a pro rata portion of all outstanding unvested restricted stock held by Mr. Healy, will vest, pro rated based on the number of months lapsed since the applicable grant date and including the month of August 2006; and (iii) following any recommendation by the Compensation Committee of the Board of Directors, and subsequent approval by the Board of Directors, concerning annual incentive awards for 2006, which determination is expected to occur during the first quarter of 2007, Mr. Healy will receive a pro rata portion of any bonus that he would have earned in 2006, pro rated based on eight months of service in 2006.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
          On June 29, 2006, the Company announced the appointment of Gerald P. Plush to be Executive Vice President and Chief Financial Officer of the Company. Mr. Plush replaces William J. Healy, who previously announced in 2005 his intention to retire in 2006. Mr. Healy retired from the Company effective August 25, 2006.
          Information relating to Mr. Plush required by Items 401(b), (d) and (e) and Item 404(a) of Regulation S-K was included in the Company’s Form 8-K filed with the Securities and Exchange Commission on June 29, 2006, and is hereby incorporated by reference.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBSTER FINANCIAL CORPORATION
Date: August 28, 2006	By:	/s/ Harriet Munrett Wolfe
Harriet Munrett Wolfe
Executive Vice President General Counsel and Secretary